Exhibit 99.1

News Release
CRESTWOOD MIDSTREAM PARTNERS LP
717 Texas Avenue, Suite 3150
Houston, TX 77002
www.crestwoodlp.com

Crestwood Midstream Partners LP Announces
Fourth Quarter and Year End 2010 Results
and
Acquisition of Natural Gas Gathering Systems in the
Avalon Shale Play in Southeastern New Mexico
HOUSTON, TEXAS, February 22, 2011 — Crestwood Midstream Partners LP (NYSE:CMLP) (“Crestwood LP” or “the Partnership”) reported today its fourth quarter and year end 2010 financial results.
Fourth Quarter and Year Ended Summary Results

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except as noted)	2010	2009	2010	2009

Net income	$6,339	$8,951	$34,872	$32,499
Adjusted net income	$14,215	$8,951	$42,748	$32,499

Net income per unit (diluted basis)	$0.18	$0.32	$1.03	$1.18
Adjusted net income per unit (diluted basis)	$0.43	$0.32	$1.28	$1.18

Adjusted EBITDA	$22,341	$16,816	$76,549	$64,238
Adjusted distributable cash flow	$17,527	$13,749	$63,301	$51,260
Volumes gathered (MMcf)	36,520	27,161	125,317	93,955
Volumes processed (MMcf)	11,584	12,428	46,660	54,386
Net income for the fourth quarter and year ended December 31, 2010 included $7.9 million of non-recurring expenses related to the acquisition of the Partnership by Crestwood Holdings Partners LLC (“Crestwood”) that closed on October 1, 2010. These expenses were comprised of$3.6 million of equity compensation expense due to accelerated vesting of equity awards triggered by the change of control, $2.7 million of post transaction, transition and integration costs and $1.6 million of non-cash interest expense to write-off debt issuance costs on a previous credit facility that was terminated at the closing of the acquisition. The above table is adjusted for the impact of these items on the key financial metrics to improve comparability with the prior year periods.
Adjusted net income, adjusted net income per unit, adjusted earnings before interest, income taxes, depreciation and accretion (“EBITDA”)and adjusted distributable cash flow are non-
-more-

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generally accepted accounting principles (“non-GAAP”) financial measures that are defined and reconciled later in this press release to their most directly comparable U.S. GAAP financial measures.
“We are pleased to announce the first quarter of operations for the Partnership under our new management,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood LP’s general partner. “Adjusted for one-time non-recurring costs and transaction related items, Crestwood LP delivered solid performance in the quarter with adjusted EBITDA up 33 percent from the same period last year and six percent from the third quarter of 2010. Our adjusted distributable cash flow was also up 27 percent and four percent, respectively. This improved performance was driven by higher quarterly volumes from the combination of Quicksilver Resources’ drilling and completion activity in the Barnett Shale as well as completed pipeline projects on our Alliance and Lake Arlington gathering systems. Since the acquisition on October 1, 2010, we have substantially completed all transition activities and remain very excited about the prospects of the Partnership. Our employees are focused on maximizing the value of our Barnett Shale assets and executing our long-term strategy for sustained growth of our business,” continued Phillips.
Operating revenues totaled $31.3 million for the fourth quarter of 2010, compared to $25.3 million for the fourth quarter of 2009. Natural gas volumes gathered during the fourth quarter of 2010 averaged 397 million cubic feet per day (MMcf/d), an increase of 34 percent from the fourth quarter of 2009, and an increase of nine percent from the third quarter of 2010. The volume increase was primarily attributable to the higher volumes on both the Alliance and Lake Arlington gathering systems. Natural gas processing volumes totaled 126 MMcf/d in the fourth quarter of 2010, compared to 135 MMcf/d in the fourth quarter of 2009. The decrease was due to the natural decline rate from existing wells connected to the Cowtown processing facility as Quicksilver Resources has recently focusedon new well activity in the Alliance and Lake Arlington gathering areas.
Operations and maintenance expenses totaled $6.6 million in the fourth quarter of 2010, which included approximately $0.9 million of non-recurring transaction related expenses. Excluding the transactional related costs in the 2010 quarter, operations and maintenance expense decreased $0.7 million to $5.7 million, as compared to $6.4 million of expense in the fourth quarter of 2009, due primarily to lower property tax expense in 2010.
General and administrative expenses totaled $8.7 million in the fourth quarter of 2010, which included $5.4 million of transaction related expenses that were comprised of $2.7 million of non-cash compensation expense and $2.7 million of costs incurred to transition systems and administrative functions from the previous general partner. Excluding these non-recurring expenses, general and administrative expenses increased $1.2 million to $3.3 million, as compared to $2.1 million of expense in the fourth quarter of 2009, due primarily to higher post

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transaction compensation and benefits expense, and the costs of new offices in Forth Worth and Houston, Texas.
At December 31, 2010, Crestwood LP had $283.5 million of debt outstanding, comprised solely of borrowings under its revolving credit facility. The weighted average interest rate under the revolving credit facility was 3.0 percent at December 31, 2010. During the fourth quarter of 2010, the subordinated note payable to Crestwood Holdings Partners LLC was terminated through the issuance of 2.3 million limited partnership units. The balance of the note payable at the time of termination was $58 million. Interest expense for the fourth quarter of 2010 totaled $4.7 million, an increase of $2.4 million as compared with the fourth quarter of 2009. The increase was due to the write-off of $1.6 million of deferred financing costs from the terminated revolving credit facility, amortization of financing costs related to the current $400 million revolving credit facility established on October 1, 2010, and higher outstanding balances on the revolving credit facility.
For the year ended December 31, 2010, the Partnership incurred $62.5 million of expansionary capital costs related to the construction of pipeline systems and compression assets, and $6.6 million of capital costs to maintain existing facilities and operations.
Acquisition of Gathering System in Southeastern New Mexico
Effective February 1, 2011, Crestwood LP acquired approximately 46 miles of natural gas gathering pipelines located in the Morrow/Atoka trend and the emerging Avalon Shale trend in Southeastern New Mexico for $5.1 million from a group of independent producers. The pipelines are supported by long term, fixed-fee contracts which include existing Morrow/Atoka production and dedications of approximately 90,000 acres.
“The Partnership is pleased to acquire these assets in addition to the pending acquisition of the Fayetteville Shale and Granite Wash assets from Frontier Gas Services LLC that we announced last week,” commented Phillips. “This strategic transaction provides the Partnership with fee-based gathering assets in a fourth natural gas resource basin that offers upside growth potential through producer development activities. The deal also demonstrates the Partnership’s continuing execution on its strategy of diversifying our customer base as well as our geographic footprint. This opportunity provides a balance of existing production from long-term dedicated acreage and access to significant growth potential as the Avalon Shale develops,” Phillips added.
Barnett Shale 2011 Outlook
Based on current market conditions and information received from our producers, Crestwood LP anticipates average gathering volumes will be in the range of 465 MMcf/d to 485 MMcf/d during 2011 and EBITDA will be in the range of $90 million to $100 million. Crestwood LP expects that cash flows in 2011 will continue to support distribution growth of approximately 8 percent

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to 10 percent in 2011, while maintaining a conservative coverage ratio with respect to distributions paid.
Based on planned capital projects, Crestwood LP anticipates that total capital expenditures for our Barnett Shale assets will be in the range of $35 million to $40 million in 2011, including maintenance capital spending of approximately $4 million to $5 million. Growth capital spending will include construction of lateral gathering lines in each of our gathering areas, with the majority being spent on the Alliance gathering system.
Conference Call
Crestwood will host a conference call for investors and analysts on Tuesday, February 22, 2010, beginning at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time to discuss the fourth quarter 2010 operating and financial results. Interested parties may participate in the call by calling 877-419-6591 and entering passcode 5519843. The conference call will also be webcast live and can be accessed through the Investor Relations section of our website at www.crestwoodlp.com.
A replay will be available for 30 days following the conference call by dialing 888-203-1112 and entering the replay passcode 5519843 or through the Investor Relations section of our website at www.crestwoodlp.com.
Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of adjusted net income, adjusted net income per unit, EBITDA, adjusted EBITDA, distributable cash flow, adjusted distributable cash flow and adjusted gross margin. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.
About Crestwood Midstream Partners LP
Houston, Texas-based Crestwood LP is a growth-oriented, midstream master limited partnership which owns and operates predominantly fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale geologic formation in the Fort Worth Basin of North Texas and the Avalon Shale and Bone Spring area of Southeastern New Mexico. For more information about Crestwood LP, visit www.crestwoodlp.com.

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About Crestwood Holdings Partners, LLC
Houston, Texas-based Crestwood Holdings is a private energy company formed by affiliates of First Reserve Corporation, a leading private equity fund manager with extensive investments in the energy industry, and Crestwood management to pursue the acquisition and development of North American midstream assets and businesses. The company will utilize management’s extensive industry experience and relationships to enable its growth through the acquisition of strategic assets, the recruitment of experienced midstream personnel and investment in midstream organic infrastructure projects. For more information about Crestwood Holdings, visit www.crestwoodgp.com.
Forward-Looking Statements
The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood LP’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Crestwood Holdings and Crestwood LP, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood LP’s financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas prices; failure or delays by our customers in achieving expected production natural gas projects; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; fluctuations in the value of certain of our assets and liabilities; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; construction costs or capital expenditures exceeding estimated or budgeted amounts; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; and the effects of existing and future litigation; as well as other factors disclosed in Crestwood LP’s filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.
In addition, there are significant risks and uncertainties relating to our previously announced pending acquisition of the midstream assets in the Fayetteville Shale and Granite Wash plays from Frontier Gas Services LLC (“Frontier”) and, if we acquire those assets, our ownership of

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such assets, including (a) the acquisition may not be consummated, (b) the representations, warranties, and indemnifications by Frontier are limited in the acquisition agreement and our diligence into the business has been limited; as a result, the assumptions on which our estimates of future results of the business have been based may prove to be incorrect in a number of material ways, resulting in our not realizing the expected benefits of the acquisition and our having limited recourse against Frontier, (c) financing the acquisition will substantially increase our leverage, (d) we may not be able to obtain debt financing for the acquisition on expected or acceptable terms, which would require us to draw on the committed bridge and make the acquisition less accretive, (e) the closing of the acquisition is not subject to a financing condition and our bridge does not backstop the equity portion of our purchase price or our equity commitments, which means we may be obligated to close the acquisition even if we do not have sufficient funds available to pay the purchase price, (f) the acquisition could expose us to additional unknown and contingent liabilities, (g) we may not be able to successfully integrate the business, or our cost savings and other synergies from the transaction may not be fully realized or may take longer to realize than expected, and (h) we may experience disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. The forward-looking statements included in this news release are made only as of the date of this news release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.
Investor Contact:
Mark Stockard
832-519-2207
mstockard@crestwoodlp.com
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CRESTWOOD MIDSTREAM PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
In thousands, except for per unit data — Unaudited

	Three Months Ended
	December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue
Gathering revenue — related party	$22,181	$16,575	$77,645	$57,593
Gathering revenue	1,584	814	5,749	2,310
Processing revenue — related party	6,964	7,064	27,590	32,605
Processing revenue	562	738	2,606	2,082
Other revenue — related party	—	150	—	1,291

Total revenue	31,291	25,341	113,590	95,881

Expenses
Operations and maintenance	6,586	6,379	28,392	24,035
General and administrative	8,682	2,146	14,967	7,609
Depreciation and accretion	5,663	5,419	22,359	20,829

Total expenses	20,931	13,944	65,718	52,473

Operating income	10,360	11,397	47,872	43,408
Other income	—	—	—	1
Interest expense	4,742	2,303	13,550	8,519

Income from continuing operations before income taxes	5,618	9,094	34,322	34,890
Income tax provision (benefit)	(721)	(47)	(550)	399

Net income from continuing operations	6,339	9,141	34,872	34,491
Loss from discontinued operations	—	(190)	—	(1,992)

Net income	$6,339	$8,951	$34,872	$32,499

General partner interest in net income	$749	$322	$2,526	$1,172
Common and subordinated unitholders’ interest in net income	5,590	8,629	32,346	31,327
Basic earnings (loss) per unit:
From continuing operations per common and subordinated unit	$0.18	$0.36	$1.11	$1.38
From discontinued operations per common and subordinated unit	$—	$(0.01)	$—	$(0.08)
Net earnings per common and subordinated unit	$0.18	$0.35	$1.11	$1.30

Diluted earnings (loss) per unit:
From continuing operations per common and subordinated unit	$0.18	$0.33	$1.03	$1.25
From discontinued operations per common and subordinated unit	$—	$(0.01)	$—	$(0.07)
Net earnings per common and subordinated unit	$0.18	$0.32	$1.03	$1.18

Weighted average number of common and subordinated units outstanding:
Basic	30,753	24,740	29,070	24,057
Diluted	31,211	28,051	31,316	28,189
Distributions per unit (attributable to the period ended)	$0.43	$0.39	$1.66	$1.52

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CRESTWOOD MIDSTREAM PARTNERS LP
CONSOLIDATED BALANCE SHEETS
In thousands, except for unit data — Unaudited

	December 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$2	$746
Accounts receivable	1,679	1,342
Accounts receivable — related party	23,003	—
Prepaid expenses and other	1,052	180

Total current assets	25,736	2,268

Property, plant and equipment, net	531,371	482,497
Other assets	13,520	2,859

Total assets	$570,627	$487,624

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Current maturities of debt	$—	$2,475
Accounts payable — related party	4,267	1,727
Accrued additions to property, plant and equipment	11,309	8,015
Accounts payable and other	2,917	2,240

Total current liabilities	18,493	14,457

Long-term debt	283,504	125,400
Subordinated note payable	—	53,243
Asset retirement obligations	9,877	8,919
Deferred income taxes	—	768
Partners’ capital
Common unitholders (31,187,696 and 16,313,451 units issued and outstanding at December 31, 2010 and December 31, 2009, respectively)	258,069	281,239
Subordinated unitholders (0 and 11,513,625 units issued and outstanding at December 31, 2010 and December 31, 2009)	—	3,040
General partner	684	558

Total partners’ capital	258,753	284,837

	$570,627	$487,624

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CRESTWOOD MIDSTREAM PARTNERS LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands — Unaudited

	Year Ended December 31,
	2010	2009
Operating activities:
Net income	$34,872	$32,499
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,848	23,046
Accretion of asset retirement obligations	511	394
Deferred income taxes	(768)	399
Equity-based compensation	5,522	1,705
Non-cash interest expense	4,961	6,191
Changes in assets and liabilities:
Accounts receivable	(270)	740
Prepaid expenses and other	(903)	387
Accounts receivable — related party	(23,003)	3,621
Accounts payable — related party	4,630	—
Accounts payable and other	603	(33)

Net cash provided by operating activities	48,003	68,949

Investing activities:
Capital expenditures	(69,069)	(54,818)
Distribution to Quicksilver for Alliance Midstream Assets	(80,276)	—

Net cash used in investing activities	(149,345)	(54,818)

Financing activities:
Proceeds from revolving credit facility borrowings	426,704	56,000
Debt issuance costs paid	(13,568)	(1,446)
Repayment of repurchase obligation to Quicksilver	—	(5,645)
Repayments of credit facility	(268,600)	(105,500)
Proceeds from issuance of equity	11,088	80,760
Equity issuance cost paid	(34)	(31)
Contributions by Quicksilver	—	(816)
Distributions to unitholders	(49,699)	(36,947)
Taxes paid for equity-based compensation vesting	(5,293)	(63)

Net cash provided by (used in) financing activities	100,598	(13,688)

Net cash increase (decrease)	(744)	443
Cash at beginning of period	746	303

Cash at end of period	$2	$746

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CRESTWOOD MIDSTREAM PARTNERS LP
OPERATING STATISTICS
Unaudited

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Volume Data:
Volumes gathered (MMcf)	36,520	27,161	125,317	93,955
Volumes processed (MMcf)	11,584	12,428	46,660	54,386
CRESTWOOD MIDSTREAM PARTNERS LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In thousands, except for per unit data — Unaudited

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income	$6,339	$8,951	$34,872	$32,499
Items impacting net income attributable to the closing of the Crestwood acquisition:
Non-cash compensation (accelerated vesting)	3,581	—	3,581	—
Transition related expenses	2,737	—	2,737	—
Non-cash interest expense (write-off of deferred financing costs)	1,558	—	1,558	—

Adjusted net income	$14,215	$8,951	$42,748	$32,499

Net income per limited partner unit (diluted basis)	$0.18	$0.32	$1.03	$1.18
Items impacting net income attributable to the closing of the Crestwood acquisition:	0.25	—	0.25	—

Adjusted net income per limited partner unit (diluted basis)	$0.43	$0.32	$1.28	$1.18

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net income from continuing operations	$6,339	$9,141	$34,872	$34,491
Depreciation and accretion expense	5,663	5,419	22,359	20,829
Income tax provision (benefit)	(721)	(47)	(550)	399
Non-cash interest expense, net of capitalized interest cost paid	1,638	1,320	4,961	3,836
Non-cash equity compensation	3,521	416	5,522	1,705
Maintenance capital expenditures	(1,650)	(2,500)	(6,600)	(10,000)

Distributable cash flow	14,790	13,749	60,564	51,260
Add: Non-recurring transaction related expenses	2,737	—	2,737	—

Adjusted distributable cash flow	$17,527	$13,749	$63,301	$51,260

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Total revenues	$31,291	$25,341	$113,590	$95,881
Operations and maintenance expense	6,586	6,379	28,392	24,035
General and administrative expense	8,682	2,146	14,967	7,609

Adjusted gross margin	16,023	16,816	70,231	64,237
Other income	—	—	—	1

EBITDA	16,023	16,816	70,231	64,238
Non-recurring transaction related expenses	6,318	—	6,318	—

Adjusted EBITDA	22,341	16,816	76,549	64,238
Less:
Depreciation and accretion expense	5,663	5,419	22,359	20,829
Interest expense	4,742	2,303	13,550	8,519
Income tax provision (benefit)	(721)	(47)	(550)	399
Non-recurring transaction related expenses	6,318	—	6,318	—

Net income from continuing operations	$6,339	$9,141	$34,872	$34,491

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CRESTWOOD MIDSTREAM PARTNERS LP
Full Year 2011 EBITDA Guidiance
Reconciliation to Net Income From Continuing Operations

Net income from continuing operations	$50 million to $60 million
Interest expense, net	$14 million
Income tax provision	$2 million
Depreciation and accretion expense	$24 million
EBITDA	$90 million to $100 million